                                                                    EXHIBIT 99.1


[PETROQUEST ENERGY, INC. LETTERHEAD]




NEWS RELEASE
FOR IMMEDIATE RELEASE

For further information, contact:  Robert R. Brooksher, Vice President -
                                   Corporate Communications
                                   (337) 232-7028

              PETROQUEST ENERGY, INC. ANNOUNCES GAS HEDGES FOR 2003

Lafayette, Louisiana - November 21, 2002 - PetroQuest Energy, Inc. (NASDAQ:
PQUE) announced today that it has hedged 7,000 Mcf per day of its natural gas production for the calendar year 2003. These natural gas hedges are in the form of swaps at an average price of $4.015 per MMbtu. The total gas presently hedged for 2003 is 2.555 Bcf.

"Hedging at these price levels locks in favorable returns on the volumes hedged in addition to providing the Company with more predictable cash flow," said Charles Goodson, Chairman and Chief Executive Officer. "We continue to evaluate the market for additional opportunities to hedge not only incremental volumes of natural gas, but also crude oil."

Updating operations, PetroQuest recently began drilling two wells, the Berry Lake #2 offsetting our recent Berry Lake discovery, and the initial test well at the Redfish Prospect. Both wells are anticipated to be logged before year-end.

PetroQuest Energy Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, both onshore and in shallow waters offshore.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.